PFIZER CONSUMER HEALTHCARE
(A BUSINESS UNIT OF PFIZER INC)

UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005

                                                                               .
                                                                               .
                                                                               .

PFIZER CONSUMER HEALTHCARE
(A BUSINESS UNIT OF PFIZER INC)

TABLE OF CONTENTS

                                                                            Page
                                                                            ----

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

   Combined Balance Sheets as of October 1, 2006 and December 31, 2005         1
   Combined Statements of Income for the three and nine months ended
      October 1, 2006 and October 2, 2005                                      2
   Combined Statements of Business Unit Equity for the nine months ended
      October 1, 2006 and the year ended December 31, 2005                     3
   Combined Statements of Cash Flows for the nine months ended October 1,
      2006 and October 2, 2005                                                 4
   Notes to Combined Financial Statements                                   5-20

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                             COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                October 1,   December 31,
                                                                   2006*        2005**
                                                                ----------   ------------
ASSETS
Current assets:
   Cash                                                         $    6,201    $    5,995
   Accounts receivable, less allowance for doubtful accounts:
      2006 - $9,052; 2005 - $8,584                                 778,209       664,989
   Inventories                                                     523,887       585,223
   Deferred income taxes                                             6,936         5,300
   Prepaid expenses and other current assets                        23,460        25,690
                                                                ----------    ----------
      Total current assets                                       1,338,693     1,287,197

Property, plant and equipment, net                                 797,495       742,189
Goodwill                                                         2,751,078     2,790,755
Identifiable intangible assets, less accumulated amortization    1,633,090     1,541,193
Deferred income taxes                                               15,603        10,608
Other noncurrent assets                                              3,652         3,306
                                                                ----------    ----------
      Total assets                                              $6,539,611    $6,375,248
                                                                ==========    ==========
LIABILITIES AND BUSINESS UNIT EQUITY
Current liabilities:
   Accounts payable                                             $  169,177    $  152,813
   Income taxes payable                                             97,312       199,054
   Deferred income taxes                                             3,117         2,406
   Accrued compensation and related items                           65,793        76,396
   Other current liabilities                                       255,960       253,433
                                                                ----------    ----------
      Total current liabilities                                    591,359       684,102

Pension benefit obligations                                         14,337        12,219
Postretirement benefit obligations                                  22,070        18,789
Deferred income taxes                                              278,155       235,870
Other noncurrent liabilities                                         5,277         5,063
                                                                ----------    ----------
      Total liabilities                                            911,198       956,043
                                                                ----------    ----------
Minority interest                                                   12,645         9,989
                                                                ----------    ----------
Business unit equity                                             5,367,224     5,250,336
Accumulated other comprehensive expense                            248,544       158,880
                                                                ----------    ----------
      Total business unit equity                                 5,615,768     5,409,216
                                                                ----------    ----------
      Total liabilities and business unit equity                $6,539,611    $6,375,248
                                                                ==========    ==========

*    Unaudited.

**   From audited financial statements.

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                          COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                            Three Months Ended        Nine Months Ended
                                                         -----------------------   -----------------------
                                                         October 1,   October 2,   October 1,   October 2,
                                                           2006            2005       2006         2005
                                                         ----------   ----------   ----------   ----------
Revenues                                                  $975,883     $923,507    $2,910,624   $2,841,928
Costs and expenses:
   Cost of sales                                           351,356      290,820     1,020,985      917,258
   Marketing and distribution expenses                     388,754      388,100     1,234,108    1,238,043
   Research and development expenses                        47,380       43,287       140,064      134,920
   General and administrative expenses                      50,172       46,640       144,392      134,292
   Restructuring charges and merger-related costs            1,023        4,185        13,761       14,424
   Other income - net                                       (6,242)      (8,341)      (32,457)     (26,200)
                                                          --------     --------    ----------   ----------
Income from continuing operations before provision for     143,440      158,816       389,771      429,191
   taxes on income and minority interests
Provision for taxes on income                               48,384       52,408       128,126      144,496
Minority interests                                             380        1,255         2,656        3,104
                                                          --------     --------    ----------   ----------
Income from continuing operations                           94,676      105,153       258,989      281,591
Discontinued operations:
Loss from discontinued operations - net of tax                (124)        (109)         (304)         337
                                                          --------     --------    ----------   ----------
Discontinued operations - net of tax                          (124)        (109)         (304)         337
                                                          --------     --------    ----------   ----------
Net income                                                $ 94,552     $105,044    $  258,685   $  281,928
                                                          ========     ========    ==========   ==========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                   COMBINED STATEMENTS OF BUSINESS UNIT EQUITY
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                             Accumulated
                                                                Other
                                            Business Unit   Comprehensive
                                                Equity         Expense         Total
                                            -------------   -------------   -----------
Balance January 1, 2005                      $5,090,186        $300,212     $5,390,398
Comprehensive income:
   Net income                                   414,387                        414,387
   Other comprehensive expense - currency
      translation adjustment                                   (141,332)      (141,332)
                                                                            ------------
Total comprehensive income                                                     273,055
Cash dividends paid to Pfizer                    (2,422)                        (2,422)
Other activity with Pfizer                     (251,815)                      (251,815)
                                             ----------        --------     ----------
Balance December 31, 2005*                    5,250,336         158,880      5,409,216

Comprehensive income:
   Net income                                   258,685                        258,685
   Other comprehensive income - currency
      translation adjustment                                     89,664         89,664
                                                                            ----------
Total comprehensive income                                                     348,349
Cash dividends paid to Pfizer                   (14,827)                       (14,827)
Other activity with Pfizer                     (126,970)                      (126,970)
                                             ----------        --------     ----------
Balance October 1, 2006**                    $5,367,224        $248,544     $5,615,768
                                             ==========        ========     ==========

*    From audited financial statements.

**   Unaudited.

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                    Nine Months Ended
                                                                 -----------------------
                                                                 October 1,   October 2,
                                                                    2006         2005
                                                                 ----------   ----------
OPERATING ACTIVITIES
   Net income                                                    $ 258,685    $ 281,928
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                  64,385       58,004
      Amortization of other intangible assets                        9,504        7,536
      Gain on disposals of property, plant and equipment               (60)        (134)
      Gain on sale of businesses/product lines                      (1,164)        (558)
      Asset impairments                                              2,401        4,748
      Minority interest                                              2,656        3,104
      Share-based compensation expense                              22,447        4,944
      Changes in assets and liabilities net of effect of
         acquired/divested businesses:                            (101,829)    (103,847)
                                                                 ---------    ---------
   Net cash provided by operating activities                       257,025      255,725
                                                                 ---------    ---------
INVESTING ACTIVITIES
   Purchases of property, plant and equipment                     (100,776)    (126,052)
                                                                 ---------    ---------
Net cash used in investing activities                             (100,776)    (126,052)
                                                                 ---------    ---------
FINANCING ACTIVITIES
   Cash dividend paid to Pfizer                                    (14,827)          --
   Other cash activity with Pfizer - net                          (141,397)    (131,396)
                                                                 ---------    ---------
Net cash used in financing activities                             (156,224)    (131,396)
                                                                 ---------    ---------
Effect of exchange-rate changes on cash                                181         (164)
Net increase (decrease) in cash                                        206       (1,887)
Cash at beginning of period                                          5,995        7,415
                                                                 ---------    ---------
Cash at end of period                                            $   6,201    $   5,528
                                                                 =========    =========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

1.   ORGANIZATION AND BUSINESS DESCRIPTION

ORGANIZATION

Pfizer Consumer Healthcare ("PCH") is a business unit within Pfizer Inc ("Pfizer"). PCH is comprised of approximately one hundred wholly-owned Pfizer subsidiaries that are either completely dedicated to consumer healthcare or contain certain assets and operations that are dedicated to the business. Collectively, these entities constitute the consumer healthcare business unit, as defined by Pfizer. As discussed in Notes 6 and 15, on December 20, 2006 Pfizer sold the PCH business to Johnson & Johnson.

BUSINESS DESCRIPTION

PCH manufactures, markets, sells and distributes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth. PCH's products are sold in most major countries around the world and appear in a variety of channels including mass merchandisers, chain food, drug, convenience and wholesale outlets. Around the world, PCH manufacturing and distribution is performed by Pfizer's manufacturing division.

                          Three Months Ended      Nine Months Ended
                         -------------------   -----------------------
                          Oct. 1,    Oct. 2      Oct. 1,      Oct. 2,
                           2006       2005        2006         2005
                         --------   --------   ----------   ----------
Revenues
   United States(a)      $489,666   $492,894   $1,426,318   $1,446,861
   All other countries    486,217    430,613    1,484,306    1,395,067
                         --------   --------   ----------   ----------
   Total combined        $975,883   $923,507   $2,910,624   $2,841,928
                         ========   ========   ==========   ==========

                            As of        As of
                           Oct. 1,     Dec. 31,
                            2006         2005
                         ----------   ----------
Long-lived assets(b)
   United States(a)      $1,051,457   $1,002,857
   Sweden                 1,079,139      970,284
   All other countries      299,989      310,241
                         ----------   ----------
   Total combined        $2,430,585   $2,283,382
                         ==========   ==========

(a)  Includes operations in Puerto Rico.

(b) Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and present the financial position, results of operations and cash flows for PCH. As permitted under the rules for interim reporting, certain footnotes or other financial information that are normally required can be condensed or omitted. The PCH combined financial statements were prepared according to the legal entity deal structure as contemplated in the agreement referenced in Note 15 and reflect:

     1) all assets and liabilities of subsidiary companies where the entire legal entity is expected to be conveyed to a buyer as part of the sale of PCH

     2) assets and liabilities that either legally belong to PCH or are expected to transfer to a buyer as part of the sale of PCH but are not part of a conveyed subsidiary (Asset-selling location)

     3) costs associated with PCH employees and approximately 3,500 employees in Pfizer's manufacturing division dedicated primarily to the PCH business (costs associated with other Pfizer employees who may ultimately be identified as dedicated primarily to PCH are not included)

     4) costs associated with PCH products made at seven manufacturing facilities and three distribution centers which are primarily PCH dedicated facilities and are deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH (Conveyed Facilities)

     5) costs associated with PCH products made at 27 facilities that are shared with other Pfizer businesses and are not deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH (Non-Conveyed Facilities)

     6) costs associated with PCH products made at one manufacturing facility that is primarily PCH dedicated; however, only selected assets (mainly machinery and equipment) and not the entire facility are deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH.

All significant intercompany transactions and balances have been eliminated. Generally, operations outside the U.S. are included on a fiscal basis for the three-month and nine-month periods ending August 27, 2006 and August 28, 2005.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim combined financial statements may not be representative of those for the full year. PCH is responsible for these combined unaudited financial statements which include all normal and recurring adjustments that are considered necessary for the fair presentation of PCH's financial position and operating results. These combined interim financial statements should be read in conjunction with PCH's audited combined financial statements and accompanying notes for the year ended December 31, 2005.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Management's estimates are often based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. There are other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

These combined financial statements have been extracted from the Pfizer accounting records on the basis of the accounting policies and procedures described below in the section entitled, Summary of Significant Accounting Policies. Although PCH is accounted for by Pfizer as a separate operating segment, its operations are integrated with those of Pfizer. These combined financial statements are not intended to be a complete representation of the financial position or results of operations of PCH had it been a stand-alone company. The accompanying combined balance sheets primarily reflect the assets and liabilities directly attributable to the business. The assets and liabilities that have been excluded from the accompanying combined balance sheets consist primarily of:

     - Cash from PCH operations at subsidiaries that are not completely PCH dedicated is generally not included in "Cash" in the accompanying combined balance sheets at October 1, 2006 and December 31, 2005 since this cash is swept into Pfizer's centralized cash management systems. Accordingly, PCH's cash balance at October 1, 2006 and December 31, 2005 is not representative of an independent company. The interest income associated with cash is not included in the accompanying combined statements of income. PCH's financing requirements and settlement of intercompany transactions are represented by cash transactions with Pfizer and are reflected in business unit equity. The cash that is reported in the accompanying combined balance sheets is the cash held by those subsidiaries that are completely PCH dedicated

     - Current and deferred tax assets and liabilities at subsidiary companies that are not completely PCH dedicated

     - Pension liabilities at subsidiary companies that are not completely PCH dedicated

     - Assets and liabilities of the Non-Conveyed Facilities that are not considered part of the PCH business or are not expected to transfer to a buyer as part of the sale of PCH

     - Other assets and liabilities at Asset-selling locations that are not specifically owned by or commitments of the PCH business or that are expected to transfer to a buyer upon the sale of PCH

The accompanying combined statements of income include the accounts specifically attributed to PCH and allocations of expenses relating to shared services and administrative functions incurred at various divisional levels of Pfizer. Pfizer operating divisions perform certain administrative, logistical and manufacturing services for PCH. In addition, PCH operating divisions perform certain administrative and logistical services for other Pfizer locations. The cost of these services is charged to either PCH or Pfizer operations either on a specific identification basis or using proportional cost allocation methods (i.e., headcount, occupied office space, third party sales, etc.) depending on the nature of the service. PCH and Pfizer management believes the above allocations are reasonable; however, there can be no assurance that such allocations are indicative of future results of operations of the PCH business nor reflective of historical results had the PCH business been a separate, stand-alone entity. Pfizer does not routinely allocate various other corporate level activity expenses such as senior corporate executives, corporate accounting, treasury and corporate level tax to its operating divisions. Accordingly, the costs of such corporate functions have not been included in the accompanying combined statements of income.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION - PCH records revenue from product sales when the goods are shipped and title passes to the customer.

DEDUCTIONS FROM REVENUES--Gross product sales are subject to a variety of deductions such as sales rebates, discounts, coupons, incentives, and product returns, that are generally estimated and recorded in the same period that the revenue is recognized. PCH records sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. PCH estimates the cost of its sales incentives based on its historical experience with similar incentive programs.

COST OF SALES AND INVENTORIES - PCH values inventories at cost or fair value, if lower. Cost is determined as follows:

          -    finished goods and work in process at average actual cost; and

          -    raw materials and supplies at average or latest actual cost.

ADVERTISING EXPENSE - Advertising expenses related to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising and promotion expenses were $193,610 and $191,126 for the three months ended October 1, 2006 and October 2, 2005, and $639,218 and $656,709 for the nine months ended October 1, 2006 and October 2, 2005 and are included in Marketing and distribution expenses in the accompanying combined statements of income.

RESEARCH AND DEVELOPMENT EXPENSES - Research and development (R&D) expenses are expensed as incurred. R&D expenses were $47,380 and $43,287 for the three months ended October 1, 2006 and October 2, 2005, and $140,064 and $134,920 for the nine months ended October 1, 2006 and October 2, 2005. PCH has its own R&D resources with its primary research facilities in New Jersey and Sweden.

INCOME TAXES - As an operating unit of Pfizer, PCH - U.S. does not file separate U.S. Federal tax returns, but rather is included as part of the various returns filed by Pfizer or its subsidiaries. For the purpose of these combined financial statements, the PCH tax provision was computed as if it were a separate company using the effective tax rates in effect in the locations where the income was recorded. Permanent items and credits were considered when determining the provision but were not included due to immateriality. For entities having losses on a stand alone basis, financial statement benefit was provided for those losses. Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws.

BUSINESS UNIT EQUITY - Business unit equity includes balances and transactions among PCH, Pfizer and other Pfizer subsidiaries. PCH participates in Pfizer's centralized cash management systems and generally all excess cash is transferred to Pfizer. In addition, PCH entities will occasionally declare and pay dividends to other Pfizer companies.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

AMORTIZATION OF INTANGIBLE ASSETS, DEPRECIATION AND CERTAIN LONG-LIVED ASSETS - Long-lived assets include:

     - Goodwill - Goodwill represents the difference between the purchase price of a business acquisition and the fair value of its net assets. Goodwill is not amortized.

     - Identifiable intangible assets - These acquired assets are recorded at cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

     - Property, plant and equipment - These assets are recorded at original cost and increased by the cost of significant improvements after purchase. The cost is depreciated evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws. Depreciation is computed generally on a straight-line basis over the following estimated useful lives:

Buildings and building improvements   20-50 years
Machinery and equipment                8-12 years
Furniture, fixtures and other          3-12 years

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property are included in Other Income-net as they benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, General and administrative expenses and Research and development expenses, as appropriate.

PCH reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment at least annually and whenever events or circumstances present an indication of impairment. When necessary, PCH records charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

FOREIGN CURRENCY TRANSLATION - The financial statements of operations outside the U.S. are maintained in their local currency. PCH translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are accumulated in a separate component of business unit equity. Gains and losses on foreign currency transactions are included in earnings.

FINANCIAL INSTRUMENTS - The carrying values of PCH's financial instruments approximate their estimated fair values. At October 1, 2006 and December 31, 2005, the cost of each type of financial instrument, primarily accounts receivable and accounts payable, approximates fair value because of the short term nature of these instruments.

BENEFIT PLANS - Substantially all active PCH employees participate in Pfizer, legacy Warner-Lambert and legacy Pharmacia benefit plans (collectively, "Pfizer benefit plans"). In the U.S., PCH employees participate in qualified and supplemental defined benefit pension plans and defined contribution plans, as well as other postretirement benefit plans, consisting primarily of healthcare for retirees. Outside the U.S., PCH employees participate in defined benefit plans that Pfizer generally funds to the extent that tax or other incentives exist. A measurement date of December 31 is used for a majority of the U.S. pension and postretirement plans and November 30 for a majority of the international plans.

Only the pension assets and liabilities at those subsidiaries that are completely dedicated to PCH business have been reflected in the accompanying combined balance sheets since only those assets and liabilities legally belong to PCH and are expected to transfer to a buyer as part of the sale of PCH.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

Only liabilities related to PCH employees participating in other postretirement benefit plans in the U.S. that are expected to transfer to a buyer as part of the sale of PCH have been reflected in the accompanying combined balance sheets.

The combined statements of income include an allocation from Pfizer for the pension and postretirement benefit costs associated with all PCH employees who participate in the pension and postretirement benefit plans.

3.   ADOPTION OF NEW ACCOUNTING STANDARD

On January 1, 2006, PCH adopted the provisions of Financial Accounting Standards
(SFAS) No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995). PCH elected the modified prospective application transition method of adoption and, as such, prior period financial statements have not been restated. Under this method, the fair value of all stock options granted or modified after adoption must be recognized in the combined statement of income and total compensation cost related to nonvested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the combined statement of income.

Prior to January 1, 2006, PCH accounted for stock options under Accounting Principle Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS 123. Under this standard, since the exercise price of stock options granted is set equal to the market price on the date of grant, PCH did not record any expense to the combined statement of income related to stock options, unless certain original grant date terms were subsequently modified. However, as required, PCH disclosed, in the Notes to Combined Financial Statements, the pro forma expense impact of the stock option grants as if PCH had applied the fair-value based recognition provisions. The adoption of SFAS 123R primarily impacted PCH's accounting for stock options (see
Note 13, Share-Based Payments).

4.   ADAPTING TO SCALE INITIATIVE

PCH incurred the following costs in connection with Pfizer's Adapting to Scale
(AtS) productivity initiative launched in early 2005:

                            Three Months Ended   Nine Months Ended
                            ------------------   -----------------
                             Oct. 1,   Oct. 2,   Oct. 1,   Oct. 2
                               2006      2005      2006      2005
                             ------   --------   -------   -------
Implementation costs (a)     $ (553)   $5,067    $ 4,388    $5,067
Restructuring charges (b)     2,746     1,760     12,418     1,760
                             ------    ------    -------    ------
Total AtS costs              $2,193    $6,827    $16,806    $6,827
                             ======    ======    =======    ======

(a) Included in Cost of sales - ($691), Marketing and distribution expenses - ($1,263) and General and administrative expenses - $1,401 for the three months ended October 1, 2006 and included in Cost of sales - $541, Marketing and distribution expenses - $677 and General and administrative expenses - $3,170 for the nine months ended October 1, 2006. Included in Marketing and distribution expenses - $393 and General and administrative expenses - $4,674 for both the three and nine months ended October 2, 2005.

(b)  Included in Restructuring charges and merger-related costs.

Actions associated with the AtS productivity initiatives include implementation costs primarily for consulting activities and restructuring charges primarily related to asset impairments, exit costs and employee termination

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

costs at our manufacturing facilities and marketing and worldwide research operations. The components of restructuring charges associated with AtS follow:

                                           Provisions
                                          for the Nine                 Utilization   Accrual as
                             Provisions   Months Ended   Provisions      Through     of Oct. 1,
                                2005      Oct. 1, 2006      Total     Oct. 1, 2006    2006 (a)
                             ----------   ------------   ----------   ------------   ----------
Employee termination costs     $ 2,349       $11,615       $13,964      $(13,758)       $206
Asset impairments                8,777           663         9,440        (9,440)         --
Other                              312           140           452          (417)         35
                               -------       -------       -------      --------        ----
Total                          $11,438       $12,418       $23,856      $(23,615)       $241
                               =======       =======       =======      ========        ====

(a)  Included in Other current liabilities.

Through October 1, 2006, Employee termination costs represent the reduction of the PCH workforce by 81 employees, mainly in manufacturing, sales and research. We notified affected individuals and 79 employees were terminated as of October 1, 2006. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement benefits. Asset impairments reflect charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

5.   MERGER-RELATED COSTS

On April 16, 2003, Pfizer completed its merger with Pharmacia Corporation (Pharmacia). PCH recorded the following merger-related activity primarily in connection with the acquisition of Pharmacia:

                                Three Months Ended   Nine Months Ended
                                ------------------   -----------------
                                Oct. 1,    Oct. 2,   Oct. 1,   Oct. 2,
                                  2006      2005       2006      2005
                                -------   --------   -------   -------
Integration costs:
   Pharmacia                    $   767    $1,203    $  766    $ 4,532
   Purell                             4        69       109        940
Restructuring costs:
   Pharmacia                     (2,494)    1,153       468      7,192
                                -------    ------    ------    -------
Total merger-related costs(a)   $(1,723)   $2,425    $1,343    $12,664
                                =======    ======    ======    =======

(a)  Included in Restructuring charges and merger-related costs.

INTEGRATION COSTS

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

RESTRUCTURING COSTS-PHARMACIA

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. As of October 1, 2006, the restructuring activities resulting from Pfizer's acquisition of Pharmacia are substantially complete.

Restructuring costs associated with exiting certain activities of the consumer healthcare business of legacy Pfizer (PCH) and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs, have been recorded as a charge to the results of operations and are included in Restructuring charges and merger-related costs.

The components of the restructuring costs associated with the acquisition of Pharmacia, which were expensed, follow:

                              Provisions for                                                         Utilization
                             the Nine Months                              Provisions                   through        Accrual
                              Ended Oct. 1,    Provisions   Provisions     Prior to     Provisions     Oct. 1,     as of Oct. 1,
                                   2006           2005         2004      Jan. 1, 2004      Total         2006         2006(a)
                             ---------------   ----------   ----------   ------------   ----------   -----------   -------------
Employee termination costs       $ (534)         $ 3,969      $12,409       $ 9,447       $25,291     $(24,924)        $  367
Property, plant and
   equipment                      1,738            8,082        5,046           133        14,999      (14,999)            --
Other                              (736)           7,166        6,974         1,580        14,984       (9,502)         5,482
                                 ------          -------      -------       -------       -------     --------         ------
Total                            $  468          $19,217      $24,429       $11,160       $55,274     $(49,425)        $5,849
                                 ======          =======      =======       =======       =======     ========         ======

(a)  included in Other current liabilities.

Through October 1, 2006, the charges for Employee termination costs represent the approved reduction of PCH's workforce by 237 people mainly in corporate, manufacturing, distribution, sales and research functions. PCH notified these people and 233 people were terminated as of October 1, 2006. Employee termination costs include accrued severance benefits. Other restructuring costs include charges for contract termination payments.

6.   DIVESTITURE

On June 26, 2006, Pfizer announced that it reached a definitive agreement to sell PCH to Johnson & Johnson for $16.6 billion. Pfizer completed the sale of PCH to Johnson & Johnson on December 20, 2006.

7.   INVENTORIES

                     Oct. 1,   Dec. 31,
                      2006       2005
                    --------   --------
Finished goods      $444,710   $478,933
Work in process       22,685     38,778
Raw materials         56,492     67,512
                    --------   --------
Total inventories   $523,887   $585,223
                    ========   ========

8.   PROPERTY, PLANT AND EQUIPMENT

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

                                        Oct. 1,     Dec. 31,
                                         2006         2005
                                      ----------   ----------
Land                                  $   11,446   $    9,666
Buildings and building improvements      435,316      424,474
Machinery and equipment                  536,048      586,807
Furniture, fixtures and other            248,946      172,365
Construction in progress                 149,560      110,547
                                      ----------   ----------
                                       1,381,316    1,303,859
Less: accumulated depreciation          (583,821)    (561,670)
                                      ----------   ----------
Net property, plant and equipment     $  797,495   $  742,189
                                      ==========   ==========

Depreciation expense totaled $21,929 and $16,325 for the three months ended October 1, 2006 and October 2, 2005. Depreciation expense totaled $64,385 and $58,004 for the nine months ended October 1, 2006 and October 2, 2005.

9.   GOODWILL AND OTHER INTANGIBLE ASSETS

A. GOODWILL

The changes in the carrying amount of goodwill for the nine months ended October 1, 2006 follow:

Balance, December 31, 2005   $2,790,755
Foreign currency impact         (33,995)
Other                            (5,682)
                             ----------
Balance, October 1, 2006     $2,751,078
                             ==========

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

B. OTHER INTANGIBLE ASSETS

The components of identifiable intangible assets as of October 1, 2006 and December 31, 2005 follow:

                                                        Oct. 1, 2006               Dec. 31, 2005
                                                 -------------------------   -------------------------
                                                    Gross                       Gross
                                                  Carrying     Accumulated    Carrying     Accumulated
                                                   Amount     Amortization     Amount     Amortization
                                                 ----------   ------------   ----------   ------------
Finite-lived intangible assets:
   Developed technology rights(a)                $   52,180     $(11,251)    $   51,496     $ (8,690)
   Brands(b)                                        139,130      (12,025)       136,659       (8,888)
   License agreements                                 9,381       (5,874)         8,582       (3,214)
   Trademarks                                        49,216      (27,841)        44,287      (24,142)
   Other(c)                                          10,354       (5,428)         9,157       (3,600)
                                                  ---------      -------      ---------      -------
Total amortized finite-lived intangible assets      260,261      (62,419)       250,181      (48,534)
                                                  ---------      -------      ---------      -------
Indefinite-lived intangible assets:
   Brands(b)                                        932,805           --        873,579           --
   License agreements                               331,447           --        295,892           --
   Trademarks                                       149,034           --        148,131           --
   Other                                             21,962           --         21,944           --
                                                  ---------      -------      ---------      -------
Total indefinite-lived intangible assets          1,435,248           --      1,339,546           --
                                                  ---------      -------      ---------      -------
Total identifiable intangible assets              1,695,509      (62,419)     1,589,727      (48,534)
                                                  ---------      -------      ---------      -------
Total identifiable intangible assets, less
   accumulated amortization                      $1,633,090                  $1,541,193
                                                 ==========                  ==========

(a) developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that has been acquired with respect to products, compounds and/or processes that have been completed. These rights are subject to the impairment review process described in Note 2.

(b) brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. The significant components of the indefinite-lived brands include values determined for tobacco dependence products and Rogaine.

(c)  includes patents, non-compete agreements and other intangible assets.

Total amortization expense for finite-lived intangible assets was $2,747 and $2,972 for the three months ended October 1, 2006 and October 2, 2005, and $9,504 and $7,536 for the nine months ended October 1, 2006 and October 2, 2005.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

10.  OTHER CURRENT LIABILITIES

                                         Oct. 1,   Dec. 31,
                                          2006       2005
                                        --------   --------
Advertising and promotional accruals    $ 75,303   $ 62,492
Merger-related restructuring accruals      5,849      7,392
Inventory accruals                        36,357     25,632
Freight accruals                           4,751      3,143
Coupon accruals                           12,159     10,416
Selling accruals                           5,157      6,491
Royalties accruals                         4,830     11,226
Returns accruals                          33,249     40,419
Rebate accruals                            4,444     11,318
Production accruals                        7,933      6,405
R&D accruals                               7,915     11,071
Property and other tax accruals            4,043      2,758
Legal accruals                             4,305      5,992
Environmental accruals                     1,500      1,500
Other marketing accruals                   4,097      8,586
Other                                     44,068     38,592
                                        --------   --------
Total                                   $255,960   $253,433
                                        ========   ========

11.  OTHER INCOME - NET

                                                    Three Months Ended    Nine Months Ended
                                                   -------------------   -------------------
                                                   Oct. 1,     Oct. 2,    Oct. 1,    Oct. 2,
                                                     2006       2005       2006       2005
                                                   --------   --------   --------   --------
Amortization of intangibles                        $  2,692   $  2,945   $  9,396   $  7,456
Royalties income(a)                                 (10,763)   (11,267)   (33,523)   (33,635)
(Gain)/loss on disposal of PP&E                         (29)        15        (60)      (134)
(Gain)/loss on sales of businesses/product lines        (69)        12     (1,164)      (558)
Net exchange (gains)/losses                           1,077     (1,178)      (283)       512
Other, net(b)                                           850      1,132     (6,823)       159
                                                   --------   --------   --------   --------
Total other income - net                           $ (6,242)  $ (8,341)  $(32,457)  $(26,200)
                                                   ========   ========   ========   ========

(a) PCH has granted Glaxo SmithKline Consumer Healthcare (GSKCH) exclusive distribution rights in the U.S. to Nicotine Polacrilex Gum ("Gum"), including exclusive rights to the Nicorette name to be used on Gum and in conjunction with GSKCH's Commit Lozenge but PCH only supplies Gum (the Lozenge is supplied by a third party). Although the distribution agreement terminates on December 31, 2010, GSK may renew the agreement at their option for successive 3 year terms giving not less than 6 months prior written notice. GSKCH purchases the finished packaged products from PCH. GSKCH pays PCH a supply price and a royalty which taken together are capped at 30% of GSKCH's net selling price to the trade. PCH recorded royalty income from the agreement of $9,480 and $8,242 for the three months ended October 1, 2006 and October 2, 2005 and $29,722 and $26,580 for the nine months ended October 1, 2006 and October 2, 2005 in Other Income-net. PCH holds rights to its entire Nicorette range of products in basically all other locations where they are sold except for Japan where there is a collaboration with Takeda. In addition, PCH has rights to the NicoDerm Patch in Canada. Pfizer Inc will continue to hold rights to Nicotrol Inhaler and Nasal Spray in the U.S.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

(b) During the nine months ended October 1, 2006, Other, net includes income from a legal settlement of $10,000.

12. PENSION AND POSTRETIREMENT BENEFITS

Generally, most PCH employees participate in Pfizer's pension plans for employees worldwide. For all the plans, plan benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service. Pfizer does not fund postretirement plans, but contributes to the plans as benefits are paid. The portion of the pension and postretirement benefit cost allocated to PCH in the U.S. and certain significant international locations was approximately $11,623 and $10,650 for the three months ended October 1, 2006 and October 2, 2005, and $34,869 and $32,318 for the nine months ended October 1, 2006 and October 2, 2005.

Only the pension assets and liabilities at those subsidiaries that are completely dedicated to the PCH business have been reflected in the accompanying combined balance sheets since only those assets and liabilities legally belong to PCH and are expected to transfer to a buyer as part of the sale of PCH.

Only the postretirement benefit obligations for employees who are not retirement eligible at January 1, 2006 and which are expected to transfer to a buyer as part of the sale of PCH are included in the accompanying combined balance sheets.

Information about pension plans at subsidiaries in Germany, France and Italy that are dedicated solely to PCH and are expected to transfer to a buyer as part of the sale of PCH is provided in the tables below:

                                    Three Months
                                       Ended         Nine Months Ended
                                 -----------------   -----------------
                                 Oct. 1,   Oct. 2,   Oct. 1,   Oct. 2,
                                   2006      2005      2006      2005
                                 -------   -------   ------   --------
Service cost                      $221      $177     $  643    $  570
Interest cost                      163       149        473       474
Amortization of:
   Prior service costs/(gains)     (36)       (7)       (25)        5
   Net transition obligation         8         8         24        25
   Actuarial losses                 87        28        167        63
                                  ----      ----     ------    ------
Net periodic benefit costs        $443      $355     $1,282    $1,137
                                  ====      ====     ======    ======

For the first nine months of 2006, $256 from the general assets of the subsidiaries in Germany, France and Italy was contributed to these plans. During 2006, contributions of $357 are expected to be made to these plans. Contributions expected to be made for 2006 are inclusive of amounts contributed during the first nine months of 2006. The contributions from the general assets of the subsidiaries in Germany, France and Italy include direct employer benefit payments.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

13. SHARED-BASED PAYMENTS

PCH employees participate in Pfizer's compensation programs which can include share-based payments. In 2006 and 2005, the primary share-based awards and their general terms and conditions are as follows:

     - Stock options, which entitle the holder to purchase, at the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share set equal to the market price of Pfizer common stock on the date of grant.

     - Restricted stock units (RSUs), which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs.

     - Performance share awards (PSAs) and performance-contingent share awards (PCSAs), which entitle the holder to receive, at the end of a vesting term, a number of shares of Pfizer common stock, within a range of shares from zero to a specified maximum, calculated using a non-discretionary formula that measures Pfizer's performance relative to an industry peer group.

     - Restricted stock grants, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, and which also entitle the holder to receive dividends paid on such grants.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

                                                         Three Months
                                                            Ended         Nine Months Ended
                                                      -----------------   -----------------
                                                      Oct. 1,   Oct. 2,   Oct. 1,   Oct. 2,
                                                        2006      2005      2006     2005
                                                      -------   -------   -------   -------
Stock option expense                                  $ 4,119   $   --    $13,935   $    --
Restricted stock unit expense                           2,559    1,641      6,890     3,822
Performance share awards and performance-contingent
   share awards expense                                 1,027      151      1,622     1,122
                                                      -------   ------    -------   -------
Share-based payment expense(a)                          7,705    1,792     22,447     4,944
Tax benefit for share-based compensation expense       (2,430)    (702)    (6,567)   (1,938)
                                                      -------   ------    -------   -------
Share-based payment expense, net of tax               $ 5,275   $1,090    $15,880   $ 3,006
                                                      =======   ======    =======   =======

a) Included in Cost of sales, Selling, informational and administrative expense and Research and development expense, as appropriate, generally according to the expense classification of the employees' payroll costs.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

B. Stock Options

Stock options, which entitle the holder to purchase, at the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share set equal to the market price of Pfizer common stock on the date of grant, are accounted for at fair value at the date of grant in the income statement beginning in 2006. These fair values are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

In 2005 and earlier years, stock options were accounted for under APB No. 25 using the intrinsic value method in the income statement and fair value information was disclosed. In these disclosures of fair value, stock option compensation expense was allocated based on the nominal vesting period, rather than the expected time to achieve retirement eligibility. In 2006, Pfizer changed its method of allocating stock option compensation expense to a method based on the substantive vesting period for all new awards, while continuing to allocate outstanding nonvested awards not yet recognized as of December 31, 2005 under the nominal vesting period method. Specifically, under this prospective change in accounting policy, compensation expense related to stock options granted prior to 2006 that are subject to accelerated vesting upon retirement eligibility is being recognized over the vesting term of the grant, even though the service period after retirement eligibility is not considered to be a substantive vesting requirement. The impact of this change was not significant.

All employees may receive stock option grants. In virtually all instances, stock options vest after three years of continuous service from the grant date and have a contractual term of ten years; for certain members of management, vesting typically occurs in equal annual installments after three, four and five years from the grant date. In all cases, even for stock options that are subject to accelerated vesting upon voluntary retirement, stock options must be held for at least one year from grant date before any vesting may occur. In the event of a divestiture, options held by employees of the divested business are immediately vested and are exercisable from three months to their remaining term, depending on various conditions.

The fair value of each stock option grant is estimated on the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model. These fair values incorporate a number of valuation assumptions noted in the following table, shown at their weighted-average values:

                                      Three Months Ended   Nine Months Ended
                                      ------------------   -----------------
                                       Oct. 1,   Oct. 2,   Oct. 1,   Oct. 2,
                                         2006      2005      2006      2005
                                       -------   -------   -------   -------
Expected dividend yield (a)              3.65%     2.76%     3.66%     2.90%
Risk-free interest rate (b)              4.87%     3.81%     4.59%     3.96%
Expected stock price volatility (c)     22.85%    20.00%    24.50%    21.93%
Expected term (d) (years)                  10      5.59         6      5.75

(a) Determined using a constant dividend yield during the expected term of the option.

(b) Determined using the extrapolated yield on U.S. Treasury zero-coupon issues.

(c) Determined using implied volatility, after consideration of historical volatility.

(d) Determined using historical exercise and post-vesting termination patterns. In the third quarter of 2006, the use of historical patterns was deemed inappropriate as virtually all of the option-grant activity related to a single individual; instead, the contractual term of the options was used.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

During the nine months ended October 1, 2006, 3,229,707 options were granted to PCH employees with a weighted average exercise price of $26.20.

In the first quarter of 2006, Pfizer changed its method of estimating expected stock price volatility to reflect market-based inputs under emerging stock option valuation considerations. The implied volatility in a long-term traded option was used, after consideration of historical volatility. In 2005, Pfizer used an average term structure of volatility quoted to Pfizer by financial institutions, after consideration of historical volatility.

C. Restricted Stock Units

RSUs, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs, are accounted for at fair value at the date of grant. Most RSUs vest in substantially equal portions each year over five years of continuous service; the fair value related to each year's portion is then amortized evenly into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For certain members of senior and key management, vesting may occur after three years of continuous service.

The fair value of each RSU grant is estimated on the grant date using the average price of Pfizer common stock on the date of grant.

D. Performance Share Awards (PSAs) and Performance-Contingent Share Awards
(PCSAs)

PSAs in 2006 and PCSAs prior to 2006 entitle the holder to receive, at the end of a vesting term, a number of shares of Pfizer common stock, within a specified range of shares, calculated using a non-discretionary formula that measures Pfizer's performance relative to an industry peer group. PSAs are accounted for at fair value at the date of grant in the income statement beginning with grants in 2006. Further, PSAs are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For grants in 2005 and earlier years, PCSA grants are accounted for using the intrinsic value method in the income statement.

Senior and other key members of management may receive PSA and PCSA grants. In most instances, PSA grants vest after three years and PCSA grants vest after five years of continuous service from the grant date. In certain instances, PCSA grants vest over two to four years of continuous service from the grant date. The vesting terms are equal to the contractual terms.

As of January 1, 2006, Pfizer measures PSA grants at fair value using the average price of Pfizer common stock on the date of grant times the target number of shares. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group. Pfizer measures PCSA grants at intrinsic value whereby the probable award was allocated over the term of the award, then the resultant shares are adjusted to the fair value of Pfizer common stock at each accounting period until the date of payment.

E. Restricted Stock

Restricted stock grants, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, and which also entitle the holder to receive dividends paid on such grants, are accounted for at fair value at the date of grant.

Senior and key members of management received restricted stock awards prior to 2005. In most instances, restricted stock grants vest after three years of continuous service from the grant date. The vesting terms are equal to the contractual terms. These awards have not been significant.


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

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 2006
                             (DOLLARS IN THOUSANDS)

F. Transition Information

The following table shows the effect on results for the three months and nine months ended October 2, 2005 as if Pfizer had applied the fair-value-based recognition provisions of SFAS 123R to measure stock-based compensation expense for the option grants:

                                       Three Months    Nine Months
                                           Ended          Ended
                                       Oct. 2, 2005   Oct. 2, 2005
                                       ------------   ------------
Net income as reported under GAAP(a)     $105,044       $281,928
Compensation expense - net of tax(b)       (3,741)       (12,281)
                                         --------       --------
Net income pro forma                     $101,303       $269,647
                                         ========       ========

(a) Includes stock-based compensation expense, net of related tax effects, of $1,090 and $3,006 for the three months and nine months ended October 2, 2005.

(b) Pro forma compensation expense related to stock options that are subject to accelerated vesting upon retirement is recognized over the period of employment up to the vesting date of the grant.

14.  LEGAL PROCEEDINGS AND CONTINGENCIES

PCH is involved in various patent, product liability, consumer, environmental and tax claims and litigations that arise from time to time in the ordinary course of business. PCH believes that they have a valid defense with respect to the legal matters pending against them and, taking into account insurance and reserves, PCH believes that the ultimate resolution of these matters will not have a material adverse impact on financial condition, results of operations, or cash flows. It is possible; however, that cash flows or results of operations could be affected in any particular period by the resolution of one or more of these contingencies.

In the combined balance sheet, Other current liabilities include $1.5 million for estimated environmental remediation at PCH facilities in Australia and New Jersey.

15.  SUBSEQUENT EVENTS

On December 20, 2006, Pfizer completed the sale of PCH to Johnson & Johnson for $16.6 billion.


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